UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  August 20, 2009

InfoLogix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-125575	20-1983837
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 E. County Line Road, Hatboro, Pennsylvania		19040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (215) 604-0691

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

InfoLogix, Inc. and its subsidiaries (the “Company”) is party to a forbearance agreement with Hercules Technology Growth Capital, Inc. (the “Lender”) dated July 31, 2009 and as amended August 14, 2009, (the “Forbearance Agreement”), under which the Lender agreed to forbear from exercising its rights and remedies with respect to an event of default under the Loan and Security Agreement between the Company and the Lender dated May 1, 2008, as amended (the “Loan and Security Agreement”).  On August 20, 2009, we entered into a second amendment of the Forbearance Agreement (the “Second Forbearance Amendment”).

Pursuant to the Forbearance Agreement, the Lender agreed to forbear from exercising its rights and remedies with respect to the Company’s default of under the Loan and Security Agreement.  The Forbearance Agreement is effective until the earlier of (i) September 30, 2009 and (ii) the occurrence of a termination event under the Forbearance Agreement.  A “termination event” includes, among other things, the Company’s failure to provide evidence of the occurrence of certain events in connection with the Company’s attempts to secure additional financing, which include the Company’s filing of a proxy statement or registration statement relating thereto with the SEC on or before August 20, 2009.  Pursuant to the Second Forbearance Amendment, the Lender agreed to extend the deadline by which the Company must file such a proxy statement or registration statement to August 21, 2009.  The Company did not pay any fee to the Lender connection with the Second Forbearance Amendment.

Upon the termination of the forbearance period, the Lender will be free to proceed to enforce any or all of its rights and remedies with respect to the Company’s default of under the Loan and Security Agreement, including, without limitation, the right to demand the immediate repayment of the outstanding indebtedness.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOLOGIX, INC.

Date: August 21, 2009	By:	/s/ John A. Roberts
John A. Roberts
Chief Financial Officer